Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Aims to Create New Growth Market
in Patient Monitoring
Montvale, NJ, October 1, 2007 . . . Datascope Corp. (NASDAQ: DSCP) today announced that it has developed a new patient monitoring system called NetGuard™ that uniquely and economically monitors the electrical activity of the heart (EKG) in order to protect the unmonitored hospital patient population in the event of a life-threatening heart rhythm.
A large majority of patients in hospitals throughout the world are currently unmonitored. In the United States, the Company believes that more than 100 million hospital patients annually are either not monitored at all or monitored only during a surgical or other procedure. Tens of thousands of unmonitored patients in U.S. hospitals die each year as a result of a dangerous heart rhythm. As the first monitoring system of its kind, NetGuard opens a potentially large new market in patient monitoring.
Continuous monitoring of patients allows immediate detection and early treatment of a dangerous heart rhythm, and has been shown to significantly increase survival. Yet, greater application of continuous monitoring is hampered by the cost of conventional patient monitoring equipment and by the cost of 24-hour staffing required by conventional central monitoring stations, which often exceeds the cost of the monitoring equipment. NetGuard was conceived to remove these barriers to continuous monitoring of unmonitored patients.
Commenting on the origin of NetGuard, Larry Saper, CEO and Founder of Datascope Corp. said, “We’ve been concerned for some time by reports of numerous and high profile incidents of patients dying of arrhythmia while unmonitored. With advances in technology, and proprietary innovations from our talented product development staff, we’ve been able to develop NetGuard which fulfills our long-awaited goal of creating a practical monitoring system to protect all patients who are currently unmonitored.”
The Company said that patent applications related to NetGuard technology have been filed, and are pending, in the United States and in major market countries worldwide.
The FDA approved Datascope’s 510(k) submission on September 26, 2007, giving the Company clearance to market the NetGuard system in the U.S. The Company plans a market launch in

November 2007. The NetGuard system also has a CE mark, and planning for market launch in Europe is currently underway.
The NetGuard system is simple, clinically effective and automatic. The heart of NetGuard is a very small wireless EKG monitor, weighing less than an ounce. The monitor communicates with a standard personal computer (PC) at a nurse’s station, which gives an alert and an EKG display when a dangerous rhythm is detected. A nurse typically would confirm the alert and call an emergency “code” in accordance with hospital protocol. One PC has the capacity to cover 50 patients. The system architecture of NetGuard provides for total coverage of a hospital.
The NetGuard system is also economical. The cost of the wireless system components, including the reusable portion of the EKG monitor, is a fraction of the cost of conventional monitors. The single-use component of the monitor, including batteries, electrode and adhesive pad are packaged together in a detachable unit that mates neatly with the reusable electronic unit. The batteries in the NetGuard monitor last three days — three times longer than conventional telemeters. Cost of the single-use component has not yet been established but will be affordable based on Datascope’s market research. The Company also believes that hospitals using the NetGuard System may reduce their potential exposure to liability from incidents to unmonitored patients that could have been prevented had monitoring been available. In addition, the Company believes that the availability of NetGuard may prove to be a competitive advantage to hospitals that use it.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional / Vascular Products. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the market may not find the NetGuard monitoring system to be sufficiently attractive to it in performance or utility, the risk that prospective customers may not be willing to incur the additional costs associated with the purchase and use of NetGuard, the risk that NetGuard may not be perceived as lowering liability risk or providing a competitive advantage to our customers, the risk that competition will develop for the segment of the market at which NetGuard is directed, the risk that NetGuard cannot be manufactured in commercial quantity at attractive margins, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

NetGuard Patient Monitor

NetGuard Alert Display